UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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INSIGHT ENTERPRISES, INC.

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INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2010
TO OUR STOCKHOLDERS:
You are cordially invited to attend the Insight Enterprises, Inc. 2010 annual meeting of stockholders on Wednesday, May 19, 2010, at 11:00 a.m. Mountain Standard Time, at our client support center, 910 West Carver Road, Suite 110, Tempe, Arizona 85284, for the following purposes:
(1)	To elect three Class I directors to serve until the 2013 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; and
(3)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
These items are more fully described in the enclosed proxy statement.
Each outstanding share of our common stock entitles the holder of record at the close of business on March 26, 2010 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report on Form 10-K is enclosed.

By Order of the Board of Directors,

/s/ Steven R. Andrews

Tempe, Arizona	Steven R. Andrews
April 12, 2010	General Counsel, Chief Administrative Officer and Secretary
YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.
To our beneficial owners: please note that effective January 1, 2010, rule changes no longer permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to uncontested elections of directors. You must instruct your bank, broker or nominee how to vote your shares. It is very important for you to vote your shares FOR the election of directors. Please refer to the accompanying proxy statement for additional information regarding each of the proposals and the annual meeting of stockholders.

INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2010
This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April 12, 2010.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of March 26, 2010, the record date for our meeting. At the close of business on that date, 46,222,297 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 18, 2010. The enclosed proxy card contains instructions for telephone and Internet voting. You may also come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?	You may revoke your proxy instructions by any of the following procedures:

     1.     Send us another signed proxy with a later date;

     2.     Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

     3.     Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions in the proxies. If you give us a proxy without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors by the persons named as proxies. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority. Broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote at the meeting.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you return your proxy. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?	Each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes voted “for” a director nominee must exceed the number of votes “withheld” for that director nominee. Any incumbent director nominee who is not elected by majority vote shall offer to tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes will be elected.

The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be adopted upon the affirmative vote of the majority of shares voting on the proposal. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will have the effect of votes against the proposal.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies. We will pay Georgeson Inc. approximately $11,000, plus reimbursement of out-of-pocket expenses, for its services.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3049.

How may I receive a copy of Insight’s annual report on Form 10-K?	A copy of our annual report on Form 10-K for the year ended December 31, 2009 is enclosed. Insight will mail without charge, upon written request, another copy of our annual report on Form 10-K for the year ended December 31, 2009, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our annual report on Form 10-K is also available at www.insight.com.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are three Board nominees for re-election to our Board this year: Bennett Dorrance; Michael M. Fisher; and Robert F. Woods. All are Class I directors. Messrs. Dorrance and Fisher have served as directors since 2004 and 2001, respectively. Mr. Woods was appointed as a Class I director on July 8, 2009 and will stand for election at the 2010 annual meeting of stockholders. Our other Class I director, David J. Robino, informed us on February 13, 2010 that he has decided not to stand for re-election to the Board and will retire from serving Insight’s Board upon the completion of his current term at the 2010 annual meeting of stockholders. Messrs. Dorrance, Fisher and Woods each qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2). Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Dorrance, Fisher and Woods.

Each of the nominees was nominated by the Nominating and Governance Committee and has agreed to be named in this proxy statement and serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Our Board currently consists of ten persons, divided into three classes serving staggered terms of three years. The terms of the Class I directors will expire at the 2010 annual meeting (if re-elected, their new terms will expire at the 2013 annual meeting). Bennett Dorrance, Michael M. Fisher and Robert F. Woods are standing for re-election at the 2010 annual meeting. Our other Class I director, David J. Robino, informed us on February 13, 2010 that he has decided not to stand for re-election and, accordingly, our Board will consist of nine continuing directors. However, proxies may not be voted for a greater number of persons than three (the number of nominees named). The terms of the Class II and Class III directors will expire at the 2011 and 2012 annual meetings, respectively.
The names of our directors and executive officers, and information about them, including the specific qualifications of our directors, are set forth below.

Timothy A. Crown (Age 46) • Chair of the Board • Class III Director • Chair of the Executive Committee	Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively.

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to the Company a focus on innovation and managing growth in rapidly changing environments.

Bennett Dorrance (Age 64) • Class I Director • Member of the Compensation and Nominating and Governance Committees	Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, Inc., a real estate service company based in Scottsdale, Arizona, since 1984. Mr. Dorrance has served on the Board of Directors of Campbell Soup Company since 1989.

The Board has concluded that Mr. Dorrance’s experience in real estate development and finance, and his experience as a director of a public international consumer products company, provide him with extensive knowledge of finance, capital markets, international business issues and corporate governance.

Michael M. Fisher (Age 64) • Class I Director • Chair of the Audit Committee • Member of the Nominating and Governance and Executive Committees	Mr. Fisher has been a director since 2001 and is one of the Audit Committee’s designated financial experts. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007. Since 2007, Mr. Fisher has also served as a Director of Open Tech Alliance, Inc., a private company engaged in the development of kiosks for the self-storage industry.

The Board believes that Mr. Fisher’s experience as president of a specialty manufacturing company, as well as his earlier extensive global experience with Computer Associates, Inc. and his public accounting experience, brings to our Board his broad financial, managerial, operational and international expertise.

Larry A. Gunning (Age 66) • Class II Director • Member of the Audit and Nominating and Governance Committees	Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of several petroleum wholesale and retail operations, since the early 1970’s. He is also a Member and Director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

The Board believes that Mr. Gunning’s entrepreneurial background brings to the Board his extensive knowledge of distribution, marketing and service operations.

Anthony A. Ibargüen (Age 51) • Class III Director	Mr. Ibargüen has served as a director since July 2008. From September to December 2009, he served as our interim President and Chief Executive Officer. From 2004 to 2008, Mr. Ibargüen was President and CEO of Alliance Consulting Group, a privately-held IT consulting firm. From October 2003 through December 2007, Mr. Ibargüen served as a director of C-COR Inc., a publicly held global on-demand network solutions provider to the cable industry.

The Board has concluded that Mr. Ibargüen’s 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to the Board.

Robertson C. Jones (Age 65) • Class II Director • Chair of the Nominating and Governance Committee • Member of the Audit Committee	Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities.

Mr. Jones’ legal career has included advising boards of directors and management as a law firm partner and as an in-house attorney, with ten years of experience as General Counsel of a NYSE-listed real estate development company and a member of its Executive Management Committee. The Board believes his background provides him with unique experience in large company management, as well as legal and governance issues.

Kenneth T. Lamneck (Age 55) • President and Chief Executive Officer effective January 1, 2010 • Class II Director • Member of the Executive Committee	Mr. Lamneck was appointed President and Chief Executive Officer of Insight effective January 1, 2010. He brings more than 20 years of industry experience to the Company. Since 2004, Mr. Lamneck served as President, the Americas, at Tech Data Corporation where he led operations in the United States, Canada and Latin America and had responsibility for more than $11 billion in annual revenues. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business.

Mr. Lamneck serves as our President and Chief Executive Officer, and the Board believes it is appropriate for him to be a member of the Board.

Kathleen S. Pushor (Age 52) • Class III Director • Member of the Audit and Compensation Committees	Ms. Pushor has been a director since September 2005. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products.

The Board believes that Ms. Pushor’s industry knowledge and perspective, background in public accounting, experience as a public company director and leadership experience from her many years as a CEO in the public sector bring valuable insights to the Board.

David J. Robino (Age 50) • Class I Director • Chair of the Compensation Committee • Member of the Nominating and Governance Committee	On February 13, 2010, Mr. Robino informed us that he has decided not to stand for re-election to the Board and will retire from service on Insight’s Board upon the completion of his current term at the 2010 annual meeting of stockholders. Mr. Robino has been a director since May 2007. Mr. Robino served as a Non-Executive Director of Memec Group Holdings Limited, a global distributor of specialty semiconductors, from 2001 until the sale of that business to Avnet, Inc. in 2005. Mr. Robino served Gateway, Inc. first as Executive Vice President and Chief Administrative Officer and later as Vice Chairman from 1998 to 2001.

The Board believes that Mr. Robino’s experience as a senior executive and Vice Chairman of leading publicly-held global technology companies brings to the Company his in-depth experience in international, industry, management, human resources issues and corporate governance matters.

Robert F. Woods (Age 55) • Class I Director • Member of the Audit and Compensation Committees	Mr. Woods was appointed a director in July 2009, and is one of our Audit Committee financial experts. Mr. Woods joined SunGard Data Systems, Inc. as their Chief Financial Officer effective January 1, 2010. From 2004 through 2009, Mr. Woods was Senior Vice President and Chief Financial Officer of IKON Office Solutions, Inc. He joined IBM Corporation in 1995, became Vice President and Treasurer of IBM in 2000 and served as Vice President and Controller from 2002 to 2004. Mr. Woods held roles in accounting, finance, international and operational functions at E.I. DuPont de Nemours and Company from 1979 to 1995.

The Board believes that Mr. Woods’ extensive financial, international and operational experience in industry-leading technology and innovative companies brings financial, industry and international expertise to our Board.

Steven R. Andrews (Age 57) • General Counsel, Chief Administrative Officer and Secretary	Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. In February 2009, in conjunction with a corporate reorganization, Mr. Andrews was also appointed our Chief Administrative Officer. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan (Age 51) • Chief Financial Officer	Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, Calif. and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the Board of Directors, the Governance Committee (Chair) and Compensation Committee of Pentair, Inc., a diversified industrial manufacturing company.

Stuart A. Fenton (Age 41) • President — EMEA/APAC	Mr. Fenton joined Insight in October 2002 as Managing Director of Insight Direct UK Ltd. and was promoted to President of our EMEA operating segment in November 2006. In February 2009, in conjunction with a corporate reorganization, Mr. Fenton also assumed oversight responsibility for our Asia-Pacific operating segment. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Helen K. Johnson (Age 41) • Senior Vice President — Treasurer and Investor Relations	Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and Investor Relations. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Stephen A. Speidel (Age 45) • Chief Operating Officer and Chief Information Officer	Mr. Speidel has served as Chief Information Officer of Insight since November 2007. In February 2009, in conjunction with a corporate reorganization, Mr. Speidel was also appointed our Chief Operating Officer. From June 2004 to November 2007, Mr. Speidel served as Senior Vice President, Operations of our North America segment. Mr. Speidel has been employed in management positions with Insight or one of its acquired entities since November 1996. Prior to joining Insight, Mr. Speidel spent 12 years at IBM working in IBM’s Services business.
CORPORATE GOVERNANCE
The Board and Its Committees
The Board of Directors held a total of 17 meetings during the year ended December 31, 2009. None of our directors attended fewer than 75% of the aggregate of Board and relevant committee meetings during 2009. The Board currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders. However, five of the Board members attended the annual meeting of stockholders in June 2009. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.
The Board has determined that all of our directors, except for Mr. Lamneck, our President and Chief Executive Officer, meet the independence requirements of the Marketplace Rules of the NASDAQ Stock Market. Mr. Ibargüen, who served as our interim President and Chief Executive Officer from September to December 2009, meets the independence requirements of the Marketplace Rules of the NASDAQ Stock Market, but not with respect to service on the Audit Committee. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.

The Executive Committee consists of Mr. Crown, Chair, and Messrs. Fisher and Lamneck. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention if a quorum of our Board cannot be convened. The Executive Committee did not meet in 2009. In 2008, the Board of Directors, on its own initiative, restricted the authority of the Executive Committee by expressly stating in the Executive Committee’s charter that the Executive Committee shall not exercise powers delegated to other committees of the Board or powers which, under Delaware law, may not be delegated to any committee.
The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, consists of Mr. Fisher, Chair, Mr. Gunning, Mr. Jones, Ms. Pushor and Mr. Woods. The Audit Committee met 23 times in 2009. Mr. Ibargüen, who had been on the Audit Committee, stepped down from the Committee upon his appointment as Interim President and Chief Executive Officer in September 2009. Mr. Woods joined the Audit Committee upon his appointment to the Board in July 2009, and Mr. Gunning was appointed to the Audit Committee effective January 1, 2010. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of Insight’s consolidated financial statements, including the integrity of the consolidated financial statements and the Company’s system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm, our financial risk assessment and financial risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chair of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, adopted by the Audit Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com.
The Board has determined that the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Marketplace Rule(s) for audit committees. Further, the composition and attributes of its members meets the requirements of NASDAQ Marketplace Rule(s), including, without limitation, the independence requirements of NASDAQ Marketplace Rule 5605(c)(2)(A). All Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and our Board has determined that Mr. Fisher and Mr. Woods, independent directors, each qualifies as an “audit committee financial expert” as defined by the SEC’s rules and regulations. Our policy is to discourage related party transactions, and Audit Committee approval is necessary for an officer or director to enter into a related party transaction.

In 2009, the Compensation Committee, which consists of Mr. Robino, Chair, Mr. Dorrance, Ms. Pushor and Mr. Woods, met eight times. Mr. Ibargüen, who had been on the Compensation Committee, stepped down from the Committee upon his appointment as Interim President and Chief Executive Officer in September 2009. Mr. Woods was appointed to the Compensation Committee effective January 1, 2010. Each continuing member of the Compensation Committee is (and Mr. Ibargüen, during his tenure on the Compensation Committee, was) an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation Committee is charged with reviewing and approving the annual salary, cash incentive compensation, equity-based incentive compensation and other benefits, including perquisites, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and recommending to the Board of Directors the compensation, including equity-based compensation, for non-employee directors; reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; performing an annual review of the CEO’s performance and effectiveness; and reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
The Compensation Committee operates pursuant to a written charter, adopted by the Compensation Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com. See further information regarding the Compensation Committee’s responsibilities in the following section, entitled “Compensation Discussion and Analysis.”
In 2009, the Nominating and Governance Committee, which consists of Mr. Jones, Chair, and Messrs. Dorrance, Fisher, Gunning and Robino, met five times. Mr. Fisher was appointed to the Nominating and Governance Committee effective January 1, 2010. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, regularly assesses the appropriate size of the Board, regularly reviews corporate governance principles and related policies for approval by the Board and reviews with the CEO the succession plans for the CEO and top management and reports to the Board on the succession plans. The Nominating and Governance Committee operates pursuant to a written charter, adopted by the Nominating and Governance Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2).
The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, assessing the appropriate size of the Board and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider each candidate’s breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and their personal ethics, integrity and judgment as well as Board diversity. In 2009, the Nominating and Governance Committee recommended that the Board increase the size of the Board to add a director with expertise as a certified public accountant, chief financial officer or corporate controller or similar experience. As a result, Mr. Woods was appointed to the Board in July 2009. In 2009, the Nominating and Governance Committee reviewed committee assignments and the Board’s practices for rotation of committee assignments, including rotation of committee chairs. Some committee assignment changes were made effective January 1, 2010, and additional recommendations to the Board are expected in 2010.

The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for reviewing criteria for Board membership. The charter provides that the Nominating and Governance Committee shall, when screening potential Board candidates, give due consideration to breadth of business experiences and skills, diversity, prominence and professional reputation, global business perspective, concern for the long-term interests of the stockholders of the Company, personal ethics, integrity and judgment and other areas that are expected to contribute to an effective Board. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates and diversity is but one of many factors the Nominating and Governance Committee may consider. This general approach has been followed in the last five appointments of directors.
Two of the nominees for director being voted upon at the annual meeting, Messrs. Dorrance and Fisher, are directors standing for re-election. The third nominee, Mr. Woods, was identified by a third-party search firm and evaluated by the Nominating and Governance Committee as part of a formal search process and was appointed to the Board in July 2009. In determining to recommend the nomination for election as Class I directors of Messrs. Dorrance, Fisher and Woods, the Nominating and Governance Committee believes that, among other things, each of the nominees provides valuable oversight, contributions and perspective into the business of the Company.
The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.
Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283. The Corporate Secretary will forward communications to the individual Board member or the Board, as appropriate.
Recent Governance Initiatives
During 2009, the Board of Directors undertook a number of governance-related initiatives. These included the following: (1) addition of a new Board member (Robert F. Woods) with significant finance and accounting experience to both the Board of Directors and the Audit Committee; (2) adoption of a policy that each independent director serve on at least two Board committees to improve communication and breadth of involvement in matters, such as global compliance and enterprise risk management, which often involve more than one committee’s oversight; and (3) execution of a CEO succession plan, which we believe permitted a smooth transition to an interim CEO, a full national search, and the hiring of a permanent CEO within a period of approximately 120 days.

Majority Vote
In January 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws. The amendment changes the voting standard for the election of directors from a plurality to a majority of votes cast in uncontested elections and adds a requirement that directors who do not receive a majority vote must tender their resignation to the Board. The Board must then decide whether or not to accept their resignation.
Elimination of Stockholder Rights Plan
Also in January 2008, the Board amended the Company’s Bylaws to provide that the Company will seek stockholder approval prior to its adoption of a stockholder rights plan (commonly referred to as a poison pill), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay. This amendment further provides that a stockholder rights plan adopted or extended by the Board without prior stockholder approval must provide that it will expire, unless ratified by the stockholders of the Company, within one year of adoption. The Company previously had stockholder rights plan and it expired in accordance with its terms in December 2008.
Board Leadership Structure
The Board has separated the roles of Chair of the Board of Directors and President and Chief Executive Officer. The Board has concluded that Mr. Crown is an independent Chair under relevant standards, and his experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges and the industry in which it operates. Moreover, Mr. Crown has a unique understanding of the Company’s history and maintains a number of meaningful relationships within the industry.
The Board believes that the independent directors and management have different perspectives and roles in strategy development. Independent directors bring experience, oversight and expertise from outside the Company and sometimes from outside the industry, while the Chief Executive Officer brings company-specific and industry-specific experience and expertise. The Board has therefore separated the roles of Chair of the Board of Directors and President and Chief Executive Officer to emphasize the Board’s role in overseeing the development of strategic direction and management’s role in execution of strategy.
Presiding Director
The Company’s Corporate Governance Guidelines provide that the Chair of the Nominating and Governance Committee, currently Robertson C. Jones, serves as the Presiding Director. The principal responsibilities of the Presiding Director are to:
•	chair the executive sessions of the non-employee directors, as needed;
•	review periodically, and propose revisions to, the Corporate Governance Guidelines and Board procedures, after consultation with the full Board;

•	review and recommend to the Chair or the Corporate Secretary agenda items and materials for Board meetings; and
•	perform such other roles and responsibilities as are assigned from time to time by the Nominating and Governance Committee or the full Board.
In addition, in the event of an unforeseen vacancy in the position of the Chair of the Board, the Presiding Director will serve as interim Chair of the Board for the sole purpose of calling and holding a special meeting of the Board to elect a new Chair.
Risk Management
The Board has an active role, both as a whole and at the Committee level, in overseeing management of the Company’s risks. The Board and the Audit Committee regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee oversees the management of the risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risk, and reviews the results of the Internal Audit function’s annual risk assessment process. The Nominating and Governance Committee oversees management of risks associated with the independence of the Board of Directors, potential conflicts of interest, and corporate governance issues. Management conducts regular quarterly assessments of risks to the enterprise and provides a comprehensive report on its results annually to the Board of Directors, and more frequently as necessary.
Compensation Consultants
The Compensation Committee directly retained Towers Watson as its compensation consultant. Towers Watson has served in this capacity since 2007. The Compensation Committee’s Chair approves the consulting fees for services provided by Towers Watson. No other services were provided by Towers Watson to the Company in 2009 outside of those performed directly for the Compensation Committee.
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2009, our named executive officers were:
•	Richard A. Fennessy, former President and Chief Executive Officer (resigned effective September 7, 2009);
•	Anthony A. Ibargüen, interim President and Chief Executive Officer (appointed effective September 7, 2009 through December 31, 2009);
•	Glynis A. Bryan, Chief Financial Officer;
•	Stuart A. Fenton, President, EMEA/APAC;

•	Steven R. Andrews, General Counsel, Chief Administrative Officer and Secretary;
•	Stephen A. Speidel, Chief Operating Officer and Chief Information Officer;
•	Mark T. McGrath, former President, North America/APAC (resigned effective March 1, 2009); and
•	Gary M. Glandon, former Chief People Officer (resigned effective April 2, 2009).
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of actions regarding executive compensation that occurred after the end of 2009, including the award of bonuses related to 2009 performance, and the adoption of our 2010 compensation programs.
Executive Compensation Philosophy and Objectives
Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s strategy and core values of client service, respect and integrity. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation which:
•	is competitive in the marketplace;
•	permits us to attract and retain highly qualified executives;
•	encourages extraordinary effort on behalf of the Company;
•	rewards the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders; and
•	is financially sound.
Against the backdrop of the global recession that began in 2008, the Compensation Committee went to great lengths to develop an executive compensation program for 2009 that was mindful of stockholder interests and expectations while at the same time being fair and motivating to our executives. Given the unpredictable economic environment and the difficulty of defining appropriate performance standards at both the Company and the individual executive level in 2009, the 2009 compensation program described in this CD&A was based in large part on (1) expectations for the Company’s performance in 2009 under challenging conditions, (2) the continued alignment of management’s interests with those of our stockholders, and (3) the need to attract and retain qualified individuals.
For 2010, the Compensation Committee spent considerable time reviewing and revising the comparison groups used in its competitive market compensation studies, with the goal of including more companies that the Company considers to be (i) our competitors for talent, customers or suppliers, and/or (ii) companies with similar business and financial characteristics, particularly in our primary comparison group. The result was a recalibration of our comparative market data, and, we believe, a more accurate basis for comparisons. The Compensation Committee also revised the 2010 cash incentive plan for its executive officers to focus more exclusively on financial metrics, rather than individual performance measures.

Compensation Consultants and Benchmarking
The Compensation Committee utilizes management to help it carry out its responsibilities, consults with other members of the Board in connection with its decision making, as appropriate, and has consistently over time engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives appropriate funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties. In 2009 the Compensation Committee retained Towers Watson, a global human resources consulting firm, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Towers Watson provided an updated competitive analysis of the compensation of the Company’s most senior executives, including the Company’s named executive officers. Looking forward, the Compensation Committee plans to obtain competitive analyses at least every other year.
The Compensation Committee began its process of setting executive compensation for 2010 in June of 2009. Towers Watson advised the Compensation Committee on various issues, beginning with the revision of the comparison groups and concluding with an updated market study and recommendations for the compensation plan design.
Towers Watson’s 2009 study, which was used to set 2010 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”). The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s concerted review of competitors and relevant industry comparisons, and on the advice of Towers Watson. The primary characteristics of the revised comparison groups were (i) the inclusion of more companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers, and/or (ii) a focus on companies with more comparable business and financial characteristics. Comparison Group One, which is considered to be the primary comparison group, includes 12 publicly-traded product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent, customers or suppliers, and/or which have a generally comparable financial characteristics. Comparison Group Two includes 12 publicly-traded technology companies in the computer, software and services industry, many of which are significantly larger than Insight. Because of the large variance in size among the companies in Comparison Group Two, Towers Watson adjusted the compensation data for Comparison Group Two to reflect the revenue size of the Company. This size-adjusted data was used as a basis of comparison of compensation between Insight and the companies in Comparison Group Two. As neither group was limited exclusively to companies that are merely competitors or to those that are close comparisons in terms of sales and market capitalization, the Company does not necessarily consider these groups to be comparison groups for other purposes. The specific companies included in Comparison Group One for 2009 were as follows:
Comparison Group One (the primary comparison group)

Agilysys, Inc.	Office Depot, Inc.
Anixter International, Inc.	PC Connection, Inc.
Arrow Electronics, Inc.	PC Mall, Inc.
Avnet, Inc.	SYNNEX Corp.
Brightpoint, Inc.	Tech Data Corp.
Ingram Micro, Inc.	Unisys Corp.

In 2009, the specific companies included in Comparison Group Two, which included some of the peers used in the 2007 comparison, were as follows:
Comparison Group Two

Adobe Systems, Inc.	International Business Machines Corp.
Apple, Inc.	Lexmark International, Inc.
Cisco Systems, Inc.	Microsoft Corp.
Dell Inc.	Seagate Technology
EMC Corp. (Mass)	Symantec Corp.
Hewlett-Packard Co.	Xerox Corp.
The 2009 Towers Watson study provided the Compensation Committee with compensation data for base salary, annual cash incentives and long-term equity-based incentive compensation on an aggregate basis for the combined comparison groups. The study showed that, although target total compensation was positioned between the 25th percentile and the median, with respect to actual total compensation, the Company was positioned below the 25th percentile of Insight’s combined comparison groups. This was due, in large part, to the relatively low value of the Company’s stock at the time of the 2009 annual stock awards. With respect to total cash compensation, which includes base salaries and cash incentive compensation, the Towers Watson study showed that the Company was generally competitive, with base salary levels competitive and actual total cash compensation levels (which includes bonuses paid in 2009 for 2008 performance) at the median, with variations from position to position. With respect to long-term equity-based incentive compensation, Towers Watson generally concluded that the Company’s target total compensation, which includes the grant date fair value of the 2009 stock awards to the Company’s executives, is below competitive levels, primarily due to the Company’s relatively low stock price at the grant date.
The Compensation Committee used the 2009 Towers Watson study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2010. Additionally, Towers Watson advised the Compensation Committee and the Company regarding executive compensation programs generally and provided advice on trends in compensation. The Compensation Committee anticipates that it will undertake similar competitive reviews in the future and that it will use the services of outside consultants for similar services in the future.
Compensation Programs Design
The principal components of compensation for the Company’s named executive officers are:
•	base salary and benefits;
•	short-term cash incentive compensation; and
•	long-term equity-based incentive compensation.
As a result of our executive compensation philosophy, a significant percentage of total compensation is allocated to incentive compensation. The Company has allocated between cash and equity and short-term and long-term incentive compensation based on the comparisons to other companies and market data as discussed above. Moreover, the different elements of compensation are designed to support and encourage varying behaviors that the Compensation Committee believes will contribute favorably to Company performance in the period covered by each plan.

In light of the decrease in the Company’s stock price in 2008/2009, the general economic uncertainty, and the absence of any performance-based stock awards earned in 2008 and low cash incentive plan payments in 2009 based on 2008 performance, the Compensation Committee determined that comparisons to other companies in its comparison groups were of less value in establishing the 2009 compensation program than might normally be the case. The Compensation Committee considered the Company’s 2008 results and worked with management and Towers Watson to develop a compensation program suitable for the unpredictable environment facing the Company in 2009. As a result, base salaries remained the same for senior executives in 2009, the target cash incentive compensation for the Company’s Section 16 officers was reduced by 25% and the value of target equity awards was reduced. For 2010, the Compensation Committee returned to its historical practice of reviewing competitive market data, and also reviewed the comparison groups to ensure that the market comparisons for the primary comparison group included companies with similar business and financial characteristics (as discussed above). This resulted, in general, in placing the Company in a comparison group with lower overall market comparisons, which the Compensation Committee believes is a more accurate and fair comparison group. Nevertheless, because of the continued economic uncertainty, base salaries for 2010 remained the same (with one exception) as in 2009 (which were the same as in 2008), and the target cash incentive compensation for the Company’s Section 16 Officers remained the same as in 2009, which remains a 25% reduction from the target incentive award levels in 2008. As discussed more fully below, the target value of equity awards increased for 2010 (although the number of shares awarded to each officer decreased due to the increase in the price of the Company’s common stock in 2010 over the 2009 level at the time of grant), due to the Compensation Committee’s desire to maintain overall competitive levels of compensation and increase retention value by granting service and performance-based RSUs.
Base Salary and Benefits
Base salary and benefits are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a fair, predictable and reliable component of compensation for his or her service.
The Compensation Committee reviews base salaries annually and in 2010 and prior years generally targeted base pay for executive officers at or nearly at the median of the comparison groups, with adjustments, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The 2009 Towers Watson study concluded that 2009 base salary levels for the Company’s executive officers were generally competitive, and slightly above the median of the new combined comparison groups, although variations existed from position to position. Based on the market data and because of the difficult and continuing global economic conditions facing the Company, management recommended, and the Compensation Committee agreed, that there would be no increases in base salary for 2010, thus keeping salaries at 2008 and 2009 levels except for an increase of $70,000 to Mr. Fenton to offset the effect to Mr. Fenton of substantial tax increases in the United Kingdom, where Mr. Fenton resides, and to maintain Mr. Fenton’s overall compensation at the previous level against the market comparisons. The approved 2010 salaries, as compared to 2009 salaries, for named executive officers are as follows:
•	Richard A. Fennessy, former President and Chief Executive Officer — Not applicable ($750,000 — 2009; Resigned effective September 7, 2009);
•	Anthony A. Ibargüen, interim President and Chief Executive Officer — Not applicable ($750,000 prorated — 2009);

•	Kenneth T. Lamneck, President and Chief Executive Officer — $600,000 (appointed in 2010; 2009 is not applicable);
•	Glynis A. Bryan, Chief Financial Officer — $400,000 ($400,000 — 2009);
•	Stuart A. Fenton, President, EMEA/APAC — $475,000 [1] ($405,000[2] — 2009);
•	Steven R. Andrews, General Counsel, Chief Administrative Officer and Secretary — $285,000 ($285,000 — 2009);
•	Stephen A. Speidel, Chief Operating Officer and Chief Information Officer — $270,000 ($270,000—2009);
•	Mark T. McGrath, former President, North America/APAC — Not applicable ($425,000 — 2009; Resigned effective March 1, 2009); and
•	Gary M. Glandon, former Chief People Officer — Not applicable ($275,000 — 2009; Resigned effective April 2, 2009).

[1]	Mr. Fenton’s 2010 salary was translated into U.S. dollars using the British Pound Sterling exchange rate for the year ended December 31, 2009 of $1.60.

[2]	Mr. Fenton’s 2009 salary was translated into U.S. dollars using the British Pound Sterling exchange rate for the year ended December 31, 2008 of $1.80.
Our named executive officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s 401(k) plan, and receive Company matching contributions, to the extent made by the Company, which are generally available to our teammates. Beginning January 1, 2008, our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is discussed below in more detail under the caption “Nonqualified Deferred Compensation Plan.” Mr. Fenton also receives an automobile allowance, which is a benefit generally available to executives in the United Kingdom. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

Short-Term Cash Incentive Compensation
The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company, or the portion of the Company for which the executive has management responsibility, depending on the executive’s position. Prior to 2010, our cash incentive compensation plans were designed to reward individuals for the achievement of certain defined financial objectives of the Company, as well as annual individual or Company financial, strategic and tactical objectives.
For 2010, our cash incentive plan focuses more exclusively on defined financial objectives of the Company. All officers subject to Section 16(a) of the Exchange Act, including our named executive officers, have an annual cash incentive plan. The financial objectives and performance goals are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the overall cash incentive plans for the Company’s management employees throughout the organization to foster a team environment where the entire Company is focused on the same or similar set of objectives and goals.
The Compensation Committee annually reviews financial objectives, performance goals and target cash incentive compensation. In 2009 and prior years, the Compensation Committee generally targeted cash incentive compensation for executive officers at or near the median of the comparison groups and adjusted, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Compensation Committee utilized the 2009 Towers Watson study to set 2010 cash incentive targets, which study showed that the Company’s cash incentive compensation is competitive based on its comparison group analysis. For 2009, however, as described more fully below, the Compensation Committee developed a program that focused on Company performance and individual executive performance in what the Compensation Committee believed would be an unusually unpredictable year. For 2010, as previously indicated, the cash incentive plan focuses more specifically on certain defined financial objectives of the Company.
2009 Cash Incentive Plan
For 2009, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation would be awarded through cash incentives if performance measures were met, although, as previously noted, the target cash incentive levels for executive officers were reduced by 25% for 2009.
The 2009 cash incentive plan (the “2009 Plan”) provided incentive award opportunities for select employees, including our named executive officers. The 2009 Plan was adopted pursuant to the Company’s 2007 Omnibus Plan, which was approved by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders, and is intended to permit the Company to deduct annual incentive payments under Section 162(m) of the Code (“Section 162(m)”). For the 2009 Plan, the Company established for each executive officer a performance goal (the “162(m) performance goal”). The 162(m) performance goal was based on actual diluted earnings per share (“EPS”) for 2009, on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2009 EPS from continuing operations excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. The 162(m) performance goal for 2009 required that the Company achieve a certain percentage of its budgeted 2009 EPS. The budgeted 2009 EPS was set in conjunction with the Company’s overall annual budget process and was considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2009. The 2009 Plan was designed to be funded at certain increasing levels, each of which was intended to set the maximum award that could be earned at that level. The maximum award that an executive could be eligible to receive for his or her cash incentive award was 200% of his or her annual cash incentive target. In order to fund at the maximum level, the Company had to achieve at least 80% of its budgeted EPS for the 2009 Plan. If the Company achieved less than 80% but at least 50% of its budgeted 2009 EPS, the 2009 Plan would be funded so that an executive could receive up to a maximum of 100% of his or her annual cash incentive target. If the Company did not achieve at least 50% of its budgeted 2009 EPS, the 2009 Plan would not be funded and executive officers would not be eligible for any cash incentive payments. Budgeted EPS for the 2009 Plan was $0.95.
Given the overall economic environment in 2009, management recommended, and the Compensation Committee approved, a 25% reduction in the target and maximum cash incentive payments for the Company’s executive officers. The approved 2009 target and maximum cash incentive compensation for each of our current named executive officers1 were as follows:
•	Glynis A. Bryan, Chief Financial Officer — Target $318,750; Maximum $637,500;
•	Stuart A. Fenton, President, EMEA/APAC — Target $196,429[2]; Maximum $392,8582;
•	Steven R. Andrews, General Counsel, Chief Administrative Officer and Secretary — Target $131,250; Maximum $262,500; and
•	Stephen A. Speidel, Chief Operating Officer and Chief Information Officer — Target $86,250; Maximum $172,500.

[1]	As discussed elsewhere, Messrs. Fennessy, McGrath and Glandon resigned from the Company effective September 7, 2009, March 1, 2009 and April 2, 2009, respectively.

[2]	Mr. Fenton’s 2009 target and maximum cash incentive compensation were translated into U.S. dollars at the British Pound Sterling average exchange rate for the year ended December 31, 2008 of $1.80.
The target award for each of the executives is intended to define the award that would be earned by the executive if the executive performs at an acceptable or expected level of performance and the Company achieves the budgeted EPS for the 2009 Plan. The Compensation Committee believes this design encourages outstanding executive performance but also takes into account in a meaningful way overall Company performance by setting different maximum award levels that are dependent on the Company achieving its budgeted EPS. The award levels under the 2009 Plan are merely intended to set the maximum award that can be earned by any executive depending on the Company’s actual EPS (as calculated under the 2009 Plan). Under this design, it is possible that an executive could perform at a very high level, and yet receive no bonus, or a reduced bonus, if the Company did not achieve its 2009 budgeted EPS. Likewise, it is possible that the Company could achieve its 2009 budgeted EPS, yet the executive could receive no bonus if the Compensation Committee determined that he or she did not meet his or her individual performance goals.

Actual diluted EPS for 2009, on a consolidated non-GAAP basis, was $1.01, which exceeded the 2009 Plan budget of $0.95. As such, the 2009 Plan was funded (but not paid) at the maximum level for each executive officer (200% of his or her annual cash incentive target). The Compensation Committee then determined the actual bonus award paid to each executive officer by evaluating each officer’s individual performance against the executive’s individual performance goals. The individual performance goals, which were established by the Compensation Committee in early 2009, were based 50% on earnings from operations (“EFO”) performance for the Company or the executive officer’s operating segment(s) and 50% on a variety of qualitative/subjective performance goals and quantitative/objective performance goals. The Compensation Committee reserved the right to establish the actual cash incentive award for each executive officer at the level it deemed appropriate based on the performance of the Company, the performance of the executive officer’s operating segment(s), and the performance of the individual executive officer (but not greater than the maximum).
The actual EFO for the fiscal year ended December 31, 2009, on a non-GAAP basis, with non-GAAP EFO being defined as actual 2009 EFO, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee, for the Company’s 2009 cash incentive plan was $76.4 million or 90.4% of the 2009 target of $84.6 million on a consolidated basis, and $19.7 million, or 62.7% of the $31.4 million 2009 target for EMEA.
Although the annual individual performance goals related to 50% of the target cash incentive are tailored for each executive officer, the goals are generally designed to reward individuals for the achievement of defined financial, strategic and tactical objectives. The Compensation Committee generally gives significant consideration to the CEO’s assessment of executive performance against individual performance goals, and considered Mr. Lamneck’s general comments with respect to the performance of the executive officers against their individual performance goals, based on his limited tenure with the Company. However, the Compensation Committee noted that Mr. Lamneck had not been employed by the Company during 2009, and thus the Compensation Committee exercised more discretion in its compensation decisions than in previous years.
For Ms. Bryan, her annual individual performance goals included the operational metrics of growth in Company stock price in relation to relevant market indices (Nasdaq Composite (IXIC) and Russell 2000 indices), achievement of non-GAAP EPS of $0.95, generation of free cash flow of $45 million, and reduction by the Company of its debt levels by $78 million. The Compensation Committee noted that the Company’s stock price had increased by 65.5% in 2009, compared to 43.9% and 25.2% of the relevant Nasdaq and Russell indices. The Compensation Committee also noted that the Company had achieved (i) non-GAAP EPS of $1.01 per share, (ii) free cash flow of $108.0 million, and (iii) reduction of debt of $77.8 million. The Compensation Committee also recognized the difficult economic conditions affecting the Company and the economy as a whole, particularly in the first half of the year, and the Company’s restructuring efforts which had enabled the Company to achieve solid EPS performance against budget. There were no formulas or grids applied to individual performance goals, but in view of the strong performance against the targets, the Compensation Committee used its discretion under the 2009 cash incentive plan to award Ms. Bryan 125% of her targeted cash incentive compensation.

For Mr. Fenton, his annual individual performance goals included the operational metric of achievement of targeted net sales in EMEA of $1.269 billion, targeted EFO in EMEA of $31.4 million, generation of targeted free cash flow of $21 million in EMEA, and reduction of days sales outstanding (“DSO”) by 3 days for EMEA. The Compensation Committee noted that the EMEA segment had achieved (i) actual net sales of $1.152 billion, or 90.8% of target, (ii) actual non-GAAP EFO of $20.1 million, or 64.0% of target, (iii) free cash flow of $7.7 million, or 36.7% of target, and (iv) reduction of DSO of 4 days, or 133.3% of target. The Compensation Committee also recognized that Mr. Fenton had assumed managerial responsibility for the Company’s APAC operations early in 2009, and recognized the difficult global economic conditions affecting EMEA and APAC throughout the year. There were no formulas or grids applied to individual performance goals, but in view of Mr. Fenton’s performance against targets and the assumption of additional managerial responsibilities, the Compensation Committee used its discretion under the 2009 cash incentive plan to award Mr. Fenton 125% of his targeted cash incentive compensation.
For Mr. Andrews, his annual individual performance goals included the operational metrics of growth in Company stock price in relation to relevant market indices (Nasdaq Composite (IXIC) and Russell 2000 indices), achievement of non-GAAP EPS of $0.95, achievement of legal departmental expense budget and successful outcome in certain litigated matters, and continued progress in the Company’s global compliance program. The Compensation Committee noted that the Company’s stock price had increased by 65.5% in 2009, compared to 43.9% and 25.2% of the relevant Nasdaq and Russell indices. The Compensation Committee also noted the Company’s achievement of non-GAAP EPS of $1.01 per share, Mr. Andrews’ management of the legal budget and certain litigated matters, and the increased breadth and focus of the Company’s global compliance program. The Compensation Committee also recognized the difficult economic conditions affecting the Company and the economy as a whole, particularly in the first half of the year, and the Company’s restructuring efforts which had enabled the Company to achieve solid EPS performance against budget. There were no formulas or grids applied to individual performance goals, but in view of the strong performance against the targets, the Compensation Committee used its discretion under the 2009 cash incentive plan to award Mr. Andrews 125% of his targeted cash incentive compensation.
For Mr. Speidel, his annual individual performance goals included the operational metrics of growth in Company stock price in relation to relevant market indices (Nasdaq Composite (IXIC) and Russell 2000 indices), achievement of non-GAAP EPS of $0.95, reduction of worldwide capital expenditures by 20%, and achievement of targeted increases in “uptime” for the Company’s operating systems. The Compensation Committee noted that the Company’s stock price had increased by 65.5% in 2009, compared to 43.9% and 25.2% of the relevant Nasdaq and Russell indices. The Compensation Committee also noted the Company’s achievement of non-GAAP EPS of $1.01 per share, the reduction of worldwide capital expenditures by 44.8%, or more than double the target, and the overachievement of targeted increases in “uptime” for the Company’s operating systems. The Compensation Committee also recognized the difficult economic conditions affecting the Company and the economy as a whole, particularly in the first half of the year, and the Company’s restructuring efforts which had enabled the Company to achieve solid EPS performance against budget. There were no formulas or grids to be applied to individual performance goals, but in view of the strong performance against the targets, the Compensation Committee used its discretion under the 2009 cash incentive plan to award Mr. Speidel 125% of his targeted cash incentive compensation.
The Compensation Committee also has the ability to make discretionary awards under the 2009 cash incentive plan, and awarded Mr. Speidel a special bonus of $25,000 in recognition of his work in completing a large and complex systems conversion project in 2008 and 2009.

Cash incentive awards were approved by the Compensation Committee on February 15, 2010. The actual 2009 cash incentive compensation, as compared to 2009 targets, for the named executive officers was awarded as follows:

	Based on EFO		Based on Individual
	Goals		Performance Goals		Total
Name	Target	Actual	Target	Actual	Target	Actual

Richard A. Fennessy[1]	$562,500	$348,322	$562,500	$481,641	$1,125,000	$829,963

Glynis A. Bryan	159,375	144,075	159,375	199,219	318,750	343,294

Stuart A. Fenton[2]	98,215	57,009	98,214	111,346	196,429	168,355

Steven R. Andrews	65,625	59,325	65,625	82,031	131,250	141,356

Stephen A. Speidel	43,125	38,985	43,125	53,906	86,250	92,891

Mark T. McGrath[3]	187,500	—	187,500	—	375,000	—

Gary M. Glandon[3]	58,125	—	58,125	—	116,250	—

[1]	Mr. Fennessy resigned from the Company effective September 7, 2009, and the Compensation Committee’s award of 125% of Mr. Fennessy’s target for achievement of individual performance goals was determined and made in connection with the settlement of the Company’s obligations under Mr. Fennessy’s Employment Agreement, which stipulated that Mr. Fennessy would receive a pro-rated 2009 annual bonus subject to any exercise of negative discretion at a percentage level no greater than the average percentage level of negative discretion applied to bonus determinations with respect to the other executives subject to the 162(m) plan.

[2]	Mr. Fenton’s 2009 target incentive compensation was translated into U.S. dollars using the British Pound Sterling exchange rate for the year ended December 31, 2008 of $1.80, and actual incentive compensation was translated into U.S. dollars using the British Pound Sterling average exchange rate applicable for the quarter ended December 31, 2009.

[3]	Mr. McGrath and Mr. Glandon resigned from the Company effective March 1, 2009 and April 2, 2009, respectively. In lieu of any amounts that might become due under the 2009 Cash Incentive Plan, a single lump sum payment in an amount equal to $62,500 and $29,301 was made in connection with the settlement of the Company’s obligations under Mr. McGrath’s and Mr. Glandon’s Employment Agreements, respectively.
2010 Cash Incentive Plan
For 2010, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation will be awarded through cash incentives if performance measures are met.

The 2010 cash incentive plan (the “2010 Plan”) provides incentive award opportunities for select employees, including executive officers. The 2010 Plan was adopted pursuant to the Company’s 2007 Omnibus Plan, which was approved by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders, and is intended to permit the Company to deduct annual cash incentive payments under Section 162(m) of the Code (“Section 162(m)”). Under the 2010 Plan, the Company established three defined financial objectives for each of its executive officers, and established the percentage of total cash incentive compensation to be tied to each of the three financial objectives, as follows:

					Int’l
			Cash	Int’l	Cash
Position	EPS	EFO	Days	EFO	Days

President and Chief Executive Officer	50%	25%	25%	—	—

President, EMEA/APAC	25%	—	—	50%	25%

Chief Financial Officer	50%	25%	25%	—	—

General Counsel and Chief Administrative Officer	50%	25%	25%	—	—

Chief Operating Officer and Chief Information Officer	50%	25%	25%	—	—
For purposes of the 2010 Plan, “EPS” will be calculated on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2010 EPS from continuing operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “EFO” will be calculated on a consolidated non-GAAP basis, with non-GAAP EFO being defined as the Company’s actual 2010 earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “International EFO” will be calculated on a combined non-GAAP basis, with non-GAAP International EFO being defined as the actual combined earnings from the Company’s EMEA and APAC operations, excluding certain items specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “Cash Days” is defined as days sales outstanding plus days inventory outstanding, minus days payable outstanding, all on a consolidated GAAP basis. “International Cash Days” is defined as days sales outstanding plus days inventory outstanding, minus days payable outstanding, for the Company’s EMEA and APAC operations, on a combined GAAP basis.
The 2010 Plan requires that the Company or relevant operating segment achieve a certain percentage of the budgeted amounts for the particular performance measure for any payment to be made to a participant with respect to that performance measure. Therefore, it is likely that a participant will have different levels of achievement for each of the three separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for such performance measure. The budgeted levels of performance were set in conjunction with the Company’s overall annual budget process and are considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that have been developed for 2010. The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, will be used for all of the performance measures set forth above, with 200% of target being the maximum each executive may earn:

	Below
Attainment	80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
Multiplier	0%	50%	60%	75%	90%	100%	125%	150%	175%	200%

The approved 2010 target cash incentive compensation amounts for each of our current named executive officers are as follows:
•	Kenneth T. Lamneck, President and Chief Executive Officer — Target $600,000(1);
•	Glynis A. Bryan, Chief Financial Officer — Target $318,750;
•	Stuart A. Fenton, President, EMEA/APAC — Target $196,400(2);
•	Steven R. Andrews, General Counsel, Chief Administrative Officer and Secretary — Target $131,250; and
•	Stephen A. Speidel, Chief Operating Officer and Chief Information Officer — Target $86,250.

(1)	Pursuant to Mr. Lamneck’s Employment Agreement, he will receive a minimum of 70% of his 2010 cash incentive plan target award. Above the 70% minimum, Mr. Lamneck is subject to the corresponding levels in the table above.

(2)	Mr. Fenton’s 2010 target cash incentive compensation were established in U.S. dollars.
Long-Term Equity-Based Incentive Compensation
The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:
•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;
•	facilitate increased equity ownership by executives;
•	encourage executive retention through use of multiple-year vesting periods; and
•	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.
Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. Performance-based RSUs are issued only if predetermined annual financial performance goals (diluted non-GAAP EPS for 2009) are achieved and are subject to a three-year vesting period. To encourage overachievement of targets, significant upside potential exists related to the number of RSUs ultimately issued. The three-year vesting period is designed to encourage continued employment with the Company and enhancement of stockholder investments in the Company. The number of performance-based RSUs ultimately issued varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are issued. All grants of equity-based compensation are currently made under the Company’s 2007 Omnibus Plan, as amended.

For 2008 and prior years, the Compensation Committee reviewed target equity-based incentive compensation annually and targeted equity-based incentive compensation for executive officers at or near the median of the comparison groups. In 2008, with respect to long-term incentive compensation, Towers Watson generally concluded that our equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, was competitive with market practices. None of the performance measures under the 2008 equity-based incentive compensation plan were met due to the Company’s decline in EPS in the difficult market we encountered in 2008. For 2009, the Compensation Committee did not believe the performance of the Company’s comparison groups was as important of a factor to consider for 2009 as it would be in a more normal business environment. For 2010, the Compensation Committee returned to its historical practice of considering competitive comparison group data.
In order to link equity-based incentive compensation more closely to annual performance and to continue to align the interests of management and stockholders and, in part, in light of changing stockholder expectations, in December 2005 the Compensation Committee adopted a practice of initiating annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee will approve the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the Company’s consolidated financial statements.
2009 Equity-Based Incentive Plan
The 2009 pool of RSUs, which were 40% service-based and 60% performance-based, was established for executive officers on February 20, 2009 and vest annually in three equal installments beginning on February 20, 2010. The number of RSUs issued under the performance-based grants was dependent on the Company’s actual diluted EPS for the fiscal year ended December 31, 2009, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2009 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee. For the performance-based RSUs, if the Company achieved less than 50% of its budgeted 2009 EPS, no RSUs would be issued; if the Company achieved at least 50% of its 2009 budgeted EPS, 25% of the target number of RSUs would be issued; if the Company achieved 68% of its 2009 budgeted EPS, 50% of the target number of RSUs would be issued; if the Company achieved 100% of its 2009 budgeted EPS, 100% of the target number of RSUs would be issued; if the Company achieved 106% of its budgeted EPS, 120% of the target number of RSUs would be issued; and if the Company achieved 138% or greater of its 2009 budgeted EPS goal, 200% of the target number of RSUs would be issued (without duplication). The budgeted EPS target was set in conjunction with the Company’s overall annual budget process and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2009. Budgeted EPS for 2009 was $0.95.

In determining the number of RSUs that would be awarded for 2009, the Compensation Committee considered the fact that no awards were ultimately made under the 2008 equity-based incentive plan because the performance measures were not met. Moreover, the Compensation Committee considered that even though the number of RSUs granted to senior executives under the 2009 plan was greater than the target number granted under the 2008 plan, the value of the award, at date of grant, was substantially lower (roughly 30% of the value of the 2008 target awards) because of the significant decrease in the Company’s stock price in 2008/2009. One of the Compensation Committee’s goals in setting higher target awards for senior executives under the 2009 plan was to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. The following table sets forth the number of service-based and performance-based awards made to our named executive officers under the 2009 equity-based incentive plan:

		Performance-Based RSU Awards
		Target
		Number of
	Service-Based	Performance-
	RSUs	Based	2009		Number of
	Awarded	RSUs	Actual EPS	Award	RSUs
Named Executive Officer	(#)	(1)	(2)	Level	Issued

Glynis Bryan, Chief Financial Officer	35,906	53,860	$1.01	120%	64,632

Stuart A. Fenton, President, EMEA/APAC	29,660	44,491	$1.01	120%	53,389

Steven R. Andrews, General Counsel, Chief Administration Officer and Secretary	17,827	26,741	$1.01	120%	32,089

Stephen A. Speidel, Chief Operating Officer and Chief Information Officer	17,827	26,741	$1.01	120%	32,089

(1)	Target was based on the Company achieving 100% of its budgeted EPS goal for 2009 of $0.95.

(2)	As defined by and calculated in accordance with the 2009 equity-based incentive plan. Amount represents the Company’s actual diluted EPS for the fiscal year ended December 31, 2009, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2009 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee.
2010 Equity-Based Incentive Plan
The 2010 pool of RSUs, which are 40% service-based and 60% performance-based, was established for executive officers on February 19, 2010 and will vest in three equal installments beginning on February 20, 2011. The number of RSUs to be issued under the performance-based grants will increase or decrease depending on the Company’s actual diluted EPS for the fiscal year ending December 31, 2010, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2010 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee. For the performance-based RSUs, if the Company achieves less than 80% of its budgeted 2010 EPS, no RSUs will be issued; if the Company achieves 80% of its 2010 budgeted EPS, 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2010 budgeted EPS, 100% of the target number of RSUs will be issued; and if the Company achieves 136% or greater of its 2010 budgeted EPS goal, 200% of the target number of RSUs will be issued (without duplication). The budgeted EPS target was set in conjunction with the Company’s overall annual budget process and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2010.
Pursuant to Mr. Lamneck’s Employment Agreement, he will receive a minimum of 50% of the 2010 equity-based incentive plan target award that is due to vest on February 20, 2011. Above the 50% minimum, Mr. Lamneck is subject to the same award thresholds as the other executive officers.

In determining the amount of equity-based incentive compensation for 2010, the Compensation Committee considered the fact that the grant date fair value of RSUs granted to senior executives under the 2009 plan was significantly lower than historical awards because of the significant decrease in the Company’s stock price in 2008/2009. One of the Compensation Committee’s goals in setting target awards for senior executives under the 2010 plan is to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Moreover, although the grant date values of the 2010 RSUs awarded to senior executives under the 2010 plan are generally lower than the grant date values under the 2008 plan, the Compensation Committee carefully reviewed with Towers Watson the competitiveness of the Company’s compensation levels, including its equity award levels. Based on that review and on the Compensation Committee’s review of the Company’s 2010 budget, the Compensation Committee believes that the following approved awards for our current named executive officers will maintain competitive compensation levels and provide meaningful retention value. The 2010 total service-based and performance-based RSUs, granted on February 20, 2010, included the following awards for our current named executive officers:

		Target Number
		of
		Performance-
	Service-Based	Based RSUs
	RSUs Awarded	Awarded
Named Executive Officer	(#)	(1)

Kenneth T. Lamneck, President and Chief Executive Officer	52,539	78,810

Glynis Bryan, Chief Financial Officer	19,528	29,293

Stuart A. Fenton, President, EMEA/APAC	15,094	22,642

Steven R. Andrews, General Counsel, Chief Administration Officer and Secretary	11,310	16,964

Stephen A. Speidel, Chief Operating Officer and Chief Information Officer	9,680	14,519

(1)	Target award, which is based on the Company achieving 100% of its 2010 budgeted EPS, as defined by and calculated in accordance with the 2010 equity-based incentive plan. As discussed above, if the Company achieves less than 80% of its budgeted 2010 EPS, no RSUs will be issued; if the Company achieves 80% of its 2010 budgeted EPS, 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2010 budgeted EPS, 100% of the target number of RSUs will be issued; and if the Company achieves 136% or greater of its 2010 budgeted EPS goal, 200% of the target number of RSUs will be issued (without duplication).
The Compensation Committee also has the authority to issue special equity awards for retention purposes and on March 10, 2010 awarded a special RSU grant to Mr. Fenton of 56,604 shares, as a retention incentive, vesting over a 5-year period, with no shares vesting on the first anniversary of the award and 25% vesting on each of the second, third, fourth and fifth anniversaries of the award.

Nonqualified Deferred Compensation Plan
Named executive officers other than Mr. Fenton (as well as other eligible U.S. employees) may participate in the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”), a nonqualified deferred compensation plan adopted and approved by the Compensation Committee and ratified by the Board of Directors. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation, and participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The Company does not currently make any contributions to the Deferred Compensation Plan.
Severance and Change in Control Plans
Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition due to an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”
Perquisites
We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. In 2009, we made premium payments on behalf of Mr. Fennessy for optional life insurance. Additionally, Mr. Fenton was provided with an automobile allowance, which is a benefit generally available to management in the United Kingdom, where Mr. Fenton resides. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides. Except for the optional life insurance premiums paid on behalf of Mr. Fennessy and the car allowance provided to Mr. Fenton, both of which are included in the Summary Compensation Table in this proxy statement, the cost of certain perquisites and other personal benefits in the aggregate did not exceed, in the case of any named executive officer, $10,000.
Stock Ownership Guidelines
On February 15, 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:
•	are designed to align the interests of key executives, Board members and stockholders;
•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and
•	define which ownership interests will count towards the guidelines.

The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold Insight shares at least equal to a specified multiple of his or her annual base salary or retainer. For the President and Chief Executive Officer, two times annual base salary is required, for all other Executives, one times annual base salary is required, and for Board members, two times the annual base retainer is required. Failure to meet or to show sustained progress toward meeting the Stock Ownership Guidelines may result in a reduction in future long-term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the Stock Ownership Guidelines are attained.
Role of Executives in the Compensation Setting Process
The Compensation Committee has the overall responsibility for approving the cash-based incentive compensation for the officers that are subject to the reporting requirements of Section 16(a) of the Exchange Act. To facilitate this process, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval, but they do not recommend their own cash-based incentive compensation.
With respect to compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The Compensation Committee reviews reports on such discretionary grants on a quarterly basis. Similar to cash-based incentive compensation, for all officers subject to the reporting requirements of Section 16(a) of the Exchange Act, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval of the equity-based awards by the Compensation Committee. For all other teammates, management is responsible for recommending to the Compensation Committee the teammates to receive grants and the nature and size of the proposed equity-based awards.
The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings when his compensation is discussed. During 2009, the Chief Executive Officer or Interim Chief Executive Officer did not meet with Towers Watson outside of Compensation Committee meetings or retain any other compensation consultant.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively). Mr. Fennessy resigned from the Company effective September 7, 2009, and the Compensation Committee’s award of 125% of Mr. Fennessy’s target for achievement of individual performance goals was determined and made in connection with the settlement of the Company’s obligations under Mr. Fennessy’s Employment Agreement, which stipulated that Mr. Fennessy would receive a pro-rated 2009 annual bonus subject to any exercise of negative discretion at a percentage level no greater than the average percentage level of negative discretion applied to bonus determinations with respect to the other executives subject to the 162(m) plan.

Effective January 1, 2010, Kenneth T. Lamneck was appointed President and Chief Executive Officer and as a director of the Company. The Company and Mr. Lamneck entered into an employment agreement, the terms of which are discussed in more detail under the caption “Employment Agreements, Severance and Change of Control Plans.” Pursuant to his employment agreement, Mr. Lamneck is entitled to an annual base salary of $600,000. For 2010 only, Mr. Lamneck’s target for the cash incentive plan will be $600,000, and the Company, also for 2010 only, has guaranteed to Mr. Lamneck a payment of at least 70% of that target. On February 20, 2010, Mr. Lamneck was granted, under the Omnibus Plan, 131,349 RSUs, which equates to an aggregate value of $1,740,374, based on the closing price of the Company’s common stock on February 20, 2010 (the grant date). Of these RSUs, 60% are performance-based, 40% will be service-based. All of the RSUs will vest over a period of three years, and, for 2010 only, the Company has guaranteed that for the performance-based RSUs at least half of the RSUs subject to vesting that year will vest. In addition, the Company agreed to (i) compensate Mr. Lamneck for incentive compensation foregone at his previous employer, by making a one-time payment of $500,000 and a one-time award of 131,349 service-based RSUs, which equates to an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on January 1, 2010 (the grant date), to vest over a period of three years and (ii) provide Mr. Lamneck relocation benefits in accordance with the Company’s relocation policy.
On January 15, 2010, the Compensation Committee met in executive session and unanimously agreed to pay Anthony Ibargüen a bonus of $247,294 in recognition of his service as the Company’s interim President and Chief Executive Officer. This amount was equal to 100% of the amount paid to Mr. Ibargüen under his retainer arrangement during calendar year 2009, which was the period of his service as interim President and Chief Executive Officer.
Executive Compensation Recovery
We have an incentive compensation recovery policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Code Section 162(m) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the Chief Executive Officer and its four other highest paid executive officers unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders. Nevertheless, the Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its 2007 Omnibus Plan.

Accounting for Stock-Based Compensation
Stock-based compensation is measured based on the fair value of the award on the date of grant and the corresponding expense is recognized over the period during which the executive is required to provide service in exchange for the reward. Compensation expense related to service-based RSUs is recognized on a straight-line basis over the requisite service period for the entire award. Compensation expense related to performance-based RSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards (i.e., a graded vesting basis).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE:

David J. Robino, Chair	Bennett Dorrance	Kathleen S. Pushor	Robert F. Woods
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Ibargüen, who had been on the Compensation Committee, stepped down from the Committee upon his appointment as Interim President and Chief Executive Officer in September 2009. No other member of the Compensation Committee was at any time during 2009 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS
The following table gives information with respect to our existing equity compensation plans as of December 31, 2009:

Number of
	Securities to be		Weighted
	Issued upon		Average	Number of Securities
	Exercise of		Exercise Price	Remaining Available for
	Outstanding		of Outstanding	Future Issuance under
	Options,		Options,	Equity Compensation Plans
	Warrants and		Warrants and	(Excluding Securities
Plan Category	Rights		Rights	Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	529,229	(1)	$18.32	2,902,703	(2)

Equity compensation plans not approved by security holders	60,195	(3)	$23.28	—

Total	589,424		$18.82	2,902,703

(1)	Consists of options that are outstanding under our 1998 Long Term Incentive Plan and our 2007 Omnibus Plan (as amended, the “2007 Plan”).

(2)	Shares of common stock remaining available for issuance under the 2007 Plan.

(3)	Consists of options that are outstanding under our 1999 Broad Based Plan.
On October 1, 2007, Insight’s Board of Directors approved the 2007 Plan, and it became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. The 2007 Plan is administered by the Compensation Committee of Insight’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the 2007 Plan, the Compensation Committee may delegate some of its authority to our Chief Executive Officer to grant awards to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the 2007 Plan, and consultants and independent contractors are also eligible if they provide bona fide services to Insight that are not related to capital raising or promoting or maintaining a market for Insight’s stock. The 2007 Plan allows for awards of options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards as well as grants of cash awards. A total of 4,250,000 shares of stock are reserved for awards issued under the 2007 Plan. As of December 31, 2009, 2,902,703 shares of stock were available for grant under the 2007 Plan.

In October 1997, the Company’s stockholders approved the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for our officers, teammates, directors, consultants and independent contractors. The 1998 LTIP authorized grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the Company’s stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing our Board of Directors to reserve (which it did) additional shares such that the number of shares of common stock available for grant under the 1998 LTIP and any other option plans, plus the number of options to acquire shares of common stock granted but not yet exercised, or in the case of restricted stock, granted but not yet vested, under the 1998 LTIP and any other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1998 LTIP.
In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our teammates. The total number of stock options initially available for grant under the 1999 Broad Based Plan was 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the officers of the Company. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants will be made under the 1999 Broad Based Plan.

SUMMARY COMPENSATION TABLE
The table below sets forth the total compensation for services rendered to us by our former principal executive officer, our interim principal executive officer, our principal financial officer and our five other most highly compensated executive officers. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.

						Non-Equity
						Incentive Plan	All Other
Name and Principal			Bonus	Stock Awards	Option Awards	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)

Richard A. Fennessy (5)	2009	513,461	—	360,261	—	829,963	4,504,151	6,207,836
former President and	2008	750,000	—	4,748,088	—	450,000	5,639	5,953,727
Chief Executive Officer	2007	700,000	—	996,500	—	1,209,180	4,586	2,910,266
(resigned effective September 7, 2009)

Anthony A. Ibargüen (6)	2009	299,423	247,294	70,000	—	—	—	616,717
interim President and Chief Executive Officer (effective September 7, 2009 through December 31, 2009)

Glynis A. Bryan (5)	2009	400,000	—	246,857	—	343,294	3,675	993,826
Chief Financial Officer	2008	400,000	—	1,087,542	—	170,000	3,593	1,661,135
	2007	16,667	—	—	3,554,000	4,815	—	3,575,482

Stuart A. Fenton (7)	2009	351,961	—	203,915	—	168,355	26,801	751,032
President — EMEA/APAC	2008	417,318	—	1,792,568	—	254,311	41,072	2,505,269
	2007	423,809	—	548,075	—	353,720	64,743	1,390,347

Steven R. Andrews	2009	285,000	—	122,562	—	141,356	—	548,918
General Counsel, Chief Administrative Officer and Secretary

Stephen A. Speidel	2009	270,000	25,000	122,562	—	92,891	1,057	511,510
Chief Operating Officer and Chief Information Officer

Mark T. McGrath (5)	2009	107,885	—	246,857	—	—	1,442,907	1,797,649
former President — North	2008	425,000	—	2,602,974	—	100,000	2,189	3,130,163
America/APAC	2007	375,000	26,250	747,375	—	390,195	1,482	1,540,302

Gary M. Glandon (5)	2009	44,423	—	122,562	—	—	476,315	643,300
former Chief People	2008	275,000	—	420,499	—	58,900	5,837	760,236
Officer	2007	255,000	—	418,530	—	136,974	3,720	814,224

(1)	On January 15, 2010, the Compensation Committee met in executive session and unanimously agreed to pay Anthony Ibargüen a bonus of $247,294 in recognition of his service as our interim President and CEO in 2009. On February 15, 2010, the Compensation Committee approved a discretionary cash bonus for 2009 for Mr. Speidel in recognition of his work in completing a large and complex systems project in 2008 and 2009. On February 13, 2008, the Compensation Committee approved a discretionary cash bonus for 2007 for Mr. McGrath.

(2)	These amounts reflect the grant date fair value of the RSU and stock option awards granted to our named executive officers. For awards subject to performance conditions, the grant date fair value reported was based on the probable outcome of the performance conditions, determined as of the grant date.

For 2009, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2009 (the date of grant) of $2.75 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Fennessy, Ms. Bryan, Mr. Fenton, Mr. Andrews, Mr. Speidel, Mr. McGrath and Mr. Glandon, the maximum value of RSUs assuming the maximum achievement at the highest level of performance would have been $576,418, $394,970, $326,264, $196,099, $196,099, $394,970 and $196,099, respectively. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the actual award for 2009 was 120% of the target number of performance-based RSUs.

For 2008, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2008 (the date of grant) of $18.87 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For 2008, RSUs granted to executive officers were 100% performance-based. The maximum award attainable was 130% of the target number of RSU awards. The number of actual RSUs ultimately awarded was zero, determined by non-achievement of minimum targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2008. Additionally, pursuant to her employment agreement effective December 16, 2007, Ms Bryan received an award of 15,000 serviced-based RSUs on January 10, 2008. The grant date fair value of the award that Ms. Bryan received in connection with the commencement of her employment was calculated based on the closing price of the Company’s stock on January 10, 2008 of $16.04. Pursuant to the 2008 Performance-Awarded RSU Retention Plan, Messrs. Fennessy, Fenton and McGrath received an award of 300,000, 100,000 and 150,000 RSUs, respectively, to be issued based upon achievement of specific stock price hurdles within specific timeframes. Because the performance-awarded RSUs to Messrs. Fennessy, Fenton and McGrath had a market condition, a custom Monte Carlo simulation model was used to estimate the award’s fair value at the grant date. No shares were issued under this plan in 2008, and on February 19, 2009, Messrs Fennessy, McGrath and Fenton forfeited these awards.

For 2007, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 14, 2007 (the date of grant) of $19.93 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For 2007, RSUs granted to executive officers were 100% performance-based. The maximum award attainable was 130% of the target number of RSU awards. Due to the over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2007, the total number of performance-based RSUs earned by the named executive officers was 112% of the target number of RSU awards. Additionally, for 2007 Ms. Bryan received the option award in connection with the commencement of her employment. Assumptions used in the calculation of this amount are included in the footnotes to the our audited consolidated financial statements for the fiscal year ended December 31, 2009 which are included in Item 8 of our Annual Report on Form 10-K filed with the SEC.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(3)	Non-Equity Incentive Plan Compensation represents bonuses earned by executives under the 2009, 2008 and 2007 cash incentive plans, respectively. The cash incentive plan compensation for 2009 was paid to the named executive officers prior to March 15, 2010.

(4)	All Other Compensation for 2009 represents payments to:
•	Mr. Fennessy for severance, payout of accrued vacation, premium payments made on his behalf for optional life insurance and matching contributions to his 401(k) of $4,460,316, $23,077, $17,083 and $3,675, respectively in 2009. Mr. Fennessy’s employment with the Company ended on September 7, 2009, with Mr. Fennessy receiving severance equal to two times his annual base salary ($1,500,000) and two times the higher of the annual incentive compensation paid to him in one of the two preceding years ($2,960,316).

•	Ms. Bryan for matching contributions to her 401(k).

•	Mr. Fenton for auto allowances of $26,801. We consider the cost of the auto allowance for Mr. Fenton a perquisite.

•	Mr. Speidel for matching contributions to his 401(k).

•	Mr. McGrath for severance and payout of accrued vacation of $1,422,286 and $20,621, respectively. Mr. McGrath’s employment with the Company ended on March 1, 2009, with Mr. McGrath receiving severance equal to two times his annual base salary ($850,000), the higher of the annual incentive compensation paid to him in one of the two preceding years ($509,786) and a lump sum payment in the amount of $62,500.

•	Mr. Glandon for severance, payout of accrued vacation, matching contributions to his 401(k) and health club dues of $459,301, $15,419, $1,557 and $38, respectively. Mr. Glandon’s employment with the Company ended on April 2, 2009, with Mr. Glandon receiving severance equal to one year of base salary ($275,000), one times his annual target incentive compensation ($155,000) and a single lump sum payment in the amount of $29,301.

(5)	Messrs. Fennessy, McGrath and Glandon resigned from the Company effective September 7, 2009, March 1, 2009 and April 2, 2009, respectively. Ms. Bryan was appointed Chief Financial Officer effective December 16, 2007.

(6)	Mr. Ibargüen, a member of our Board, was appointed the Company’s interim President and Chief Executive Officer effective September 7, 2009 and served in that position through December 31, 2009. Amounts included in the table above represent amounts earned during 2009 for both his service as a director and as interim President and Chief Executive Officer. Mr. Ibargüen’s 2009 salary amount included in the table above includes $60,000 of retainer fees for his service as a director. Mr. Ibargüen’s stock awards included in the table above represent awards for his service as a director. The amounts earned for his service as a director are also reflected in the Director Compensation section of this proxy statement.

(7)	Mr. Fenton is a resident of the United Kingdom. He is paid in British Pounds Sterling. The 2009 and 2008 amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarter ended March 31, June 30, September 30, and December 31, of 2009 and 2008, respectively, by the compensation earned during the quarter. The 2007 amounts above were determined by multiplying the average annual exchange rate by the compensation earned during the year.

Except for the optional life insurance premiums paid on behalf of Mr. Fennessy and the car allowance provided to Mr. Fenton, the cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any named executive officer, $10,000.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2009 to the named executive officers.

									All Other
									Stock	Grant Date
									Awards:	Fair Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Stock and
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)(3)

Richard A. Fennessy (4)	—	2/17/2009	—	1,125,000	2,250,000	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	78,602	157,204	—	216,155
	2/20/2009	2/17/2009	—	—	—	—	—	—	52,402	144,106

Anthony A. Ibargüen (5)	6/23/2009	6/23/2009	—	—	—	—	—	—	7,839	70,000

Glynis A. Bryan	—	2/17/2009	—	318,750	637,500	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	53,860	107,720	—	148,115
	2/20/2009	2/17/2009	—	—	—	—	—	—	35,906	98,742

Stuart A. Fenton (6)	—	2/17/2009	—	196,429	392,858	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	44,491	88,982	—	122,350
	2/20/2009	2/17/2009	—	—	—	—	—	—	29,660	81,565

Steven R. Andrews	—	2/17/2009	—	131,250	262,500	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	26,741	53,482	—	73,538
	2/20/2009	2/17/2009	—	—	—	—	—	—	17,827	49,024

Stephen A. Speidel	—	2/17/2009	—	86,250	172,500	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	26,741	53,482	—	73,538
	2/20/2009	2/17/2009	—	—	—	—	—	—	17,827	49,024

Mark T. McGrath (4)	—	2/17/2009	—	375,000	750,000	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	53,860	107,720	—	148,115
	2/20/2009	2/17/2009	—	—	—	—	—	—	35,906	98,742

Gary M. Glandon (4)	—	2/17/2009	—	116,250	232,500	—	—	—	—	—
	2/20/2009	2/17/2009	—	—	—	—	26,741	53,482	—	73,538
	2/20/2009	2/17/2009	—	—	—	—	—	—	17,827	49,024

(1)	Represents awards under the 2009 cash incentive plan discussed under the heading “2009 Cash Incentive Plan” of the Compensation Discussion and Analysis in this proxy statement. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based on non-GAAP earnings from operations goals (60%) and 200% of the target cash incentive compensation component that was based on individual performance goals (40%). Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(2)	Pursuant to the 2009 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made on February 20, 2009. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 120% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2009. The grant date fair values of stock and option awards are also reflected in the Summary Compensation Table.

(3)	For all named executive officers other than Mr. Ibargüen, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2009 of $2.75 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. The grant date fair value of Mr. Ibargüen’s award for his service as a director was calculated based on the closing price of the Company’s common stock on June 23, 2009 (the grant date) of $8.93.

(4)	As discussed elsewhere, Messrs. Fennessy, McGrath and Glandon resigned in 2009.

(5)	Mr. Ibargüen, a member of our Board, was appointed interim President and Chief Executive Officer effective September 7, 2009 and served in that position through December 31, 2009. Amounts included in this table represent awards earned during 2009 for his service as a director. These amounts are also reflected in the Director Compensation section of this proxy statement.

(6)	Mr. Fenton’s cash incentive threshold, target and maximum amounts for the 2009 cash incentive plan were translated into U.S. dollars using the British Pound Sterling exchange rate for the year ended December 31, 2008 of $1.80.
Employment Agreements, Severance and Change in Control Plans
Our employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for Mr. Lamneck, Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel provide for continually renewing terms (one year for Messrs. Lamneck, Andrews and Speidel, two years for Ms. Bryan and until terminated for Mr. Fenton). Under our 1998 LTIP, all outstanding options and other awards become fully exercisable and all restrictions on outstanding awards shall lapse upon a change in control. Under the 2007 Plan, upon a change in control:
•	any options and SARs become fully exercisable and vested to the full extent of the original grant;
•	all performance shares, performance units and deferred amounts will be earned and payable in full at target levels and any restrictions shall lapse; and
•	other conditions applicable to any other awards lapse, and such other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
All other change in control benefits are “double trigger” (which means that they are triggered by two events: a change in control; plus a triggering termination under the change of control agreement), rather than “single trigger” (triggered only by a change in control).
Information is not included below for Messrs. Fennessy, McGrath or Glandon because their severance benefits were triggered on their respective effective dates of termination, September 7, 2009, March 1, 2009, and April 2, 2009, respectively, and are included in the Summary Compensation table above.

In 2008, the Company and its executives (other than Mr. Fenton, who resides in the United Kingdom) entered into Amended and Restated Employment Agreements (effective as of January 1, 2009) to comply with the final regulations issued under Section 409A of the Code. Certain other changes were made to provide more consistency in language in the Company’s employment agreements, but the economic terms of the agreements remain consistent with the previous agreements, such that there are not any new or materially amended arrangements for the payment of tax gross-ups. The material terms of the employment agreements with our current named executive officers are as follows:
Kenneth T. Lamneck
On December 16, 2009, the Company and Mr. Lamneck entered into an employment agreement to secure his service as President and Chief Executive Officer of the Company effective January 1, 2010. Pursuant to the employment agreement, Mr. Lamneck is entitled to an annual base salary of $600,000, payable in accordance with the Company’s normal payroll practices. For 2010 only, Mr. Lamneck’s target for the cash incentive plan will be $600,000, and the Company, also for 2010 only, has guaranteed to Mr. Lamneck a payment of at least 70% of that target.
On February 20, 2010, Mr. Lamneck was granted, under the Company’s 2007 Plan, RSUs having an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on January 1, 2010. Of these RSUs, 60% were performance-based, 40% were service-based, all vest over a period of three years, and, for 2010 only, the Company has guaranteed that for the performance-based RSUs at least half of the RSUs subject to vesting that year will vest.
The Company, to compensate Mr. Lamneck for incentive compensation foregone at his previous employer, also made him a one-time payment of $500,000 and a one-time award of service-based RSUs, to vest over a period of three years, having an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on January 1, 2010. In the event that Mr. Lamneck’s employment with the Company is terminated “without cause” (as defined in the employment agreement) during the first year of employment, one-third of these RSUs will fully vest.
Mr. Lamneck will receive relocation benefits in accordance with the Company’s relocation policy and is entitled to participate in all employee benefit and all perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to executives of the Company from time to time.
The employment agreement provides for certain severance benefits in the event of a termination of Mr. Lamneck’s employment by the Company “without cause,” by Mr. Lamneck for “good reason” (each as defined in the employment agreement) or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, Mr. Lamneck will be entitled to receive: (i) payment for earned, but unpaid, base salary; (ii) payment for accrued but unused vacation; (iii) payment for unreimbursed business expenses; and (iv) severance pay in the amount of $1,800,000, payable in 24 semi-monthly equal installments over a period of 12 months following the date of termination.
Glynis A. Bryan
(i)	effective as of January 1, 2009;

(ii)	a severance payment upon termination “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times Ms. Bryan’s annual base salary, plus one times the annual bonus during the one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation for 24 months;

(iii)	a severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 42 months following termination or eligibility for new benefits. As with her previous agreement, all payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits;
(iv)	in the event of Ms. Bryan’s death, her estate will be entitled to her base salary for a period of ninety days following the date of her death and a prorated portion of any incentive compensation earned for the quarter in which her death occurred, plus a prorated bonus for the year in which her death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Ms. Bryan’s “Disability” as such term is defined in the Agreement, Ms. Bryan shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by Ms. Bryan not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2009:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$974,854	$—	$9,640	$984,494

Change in Control — Involuntary Termination	979,707	591,504	16,870	1,588,081

Change in Control — Without Termination	—	591,504	—	591,504

Disability	270,000	—	—	270,000

Death	270,000	—	—	270,000

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2009. Assuming a hypothetical date of termination of December 31, 2009, the intrinsic value of the option awards and stock awards available to Ms. Bryan is $0 and $1,262,344, respectively, which represents the value based on the closing price of the Company’s common stock on December 31, 2009 of $11.42 per share.

Stuart A. Fenton
(i)	effective date as of September 12, 2002, amended effective as of July 1, 2004;
(ii)	upon termination of employment for reasons other than those specifically defined in the agreement, a lump-sum payment in an amount equal to 165,000 British Pounds Sterling, less the amount paid in salary during the required statutory notice period; and
(iii)	the agreement also provides for non-disclosure by Mr. Fenton of our confidential information and includes covenants by Mr. Fenton not to compete with the Company for a period of twelve months following termination of employment and not to solicit the employees, suppliers and customers for a period of eighteen months following termination of employment.
The table below outlines the potential payments to Mr. Fenton upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2009:

		Stock Based
		Compensation
Triggering Event	Severance(1)	Awards(2)	Total

Termination	$262,350	$—	$262,350

Termination Following a Change in Control	262,350	136,209	398,559

Change in Control — Without Termination	—	136,209	136,209

Death	—	8,401	8,401

(1)	Severance payment translated into U.S. dollars using the British Pound Sterling exchange rate in effect on December 31, 2009 of $1.59.

(2)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2009. Assuming a hypothetical date of termination of December 31, 2009, the intrinsic value of the option awards and stock awards available to Mr. Fenton is $0 and $1,065,657, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2009 of $11.42 per share.
Steven R. Andrews
(i)	effective as of January 1, 2009;
(ii)	a severance payment upon termination “without cause” or termination by Mr. Andrews for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times Mr. Andrews’ annual base salary, plus one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation for 12 months;
(iii)	a severance payment following a “change in control” of the Company if Mr. Andrews terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 24 months following termination or eligibility for new benefits. All payments made following a “change in control” are to be grossed-up for Mr. Andrews’ excise taxes if the payment exceeds prescribed limits;

(iv)	in the event of Mr. Andrews’ death, his estate will be entitled to his base salary for a period of ninety days following the date of his death and a prorated portion of any incentive compensation earned for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Mr. Andrews’ “Disability” as such term is defined in the Agreement, Mr. Andrews shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Mr. Andrews of our confidential information and includes covenants by Mr. Andrews not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below outlines the potential payments to Mr. Andrews upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2009:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$380,747	$—	$5,911	$386,658

Change in Control — Involuntary Termination	694,993	145,593	11,822	852,408

Change in Control — Without Termination	—	145,593	—	145,593

Disability	137,750	—	—	137,750

Death	137,750	—	—	137,750

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2009. Assuming a hypothetical date of termination of December 31, 2009, the intrinsic value of stock awards available to Mr. Andrews is $622,949, which represents the value based on the closing price of the Company’s common stock on December 31, 2009 of $11.42 per share.
Stephen A. Speidel
(i)	effective as of January 1, 2009;

(ii)	a severance payment upon termination “without cause” or termination by Mr. Speidel for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times Mr. Speidel’s annual base salary, plus one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation for 12 months;

(iii)	a severance payment following a “change in control” of the Company if Mr. Speidel terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement and one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 12 months following termination or eligibility for new benefits. All payments made following a “change in control” are to be grossed-up for Mr. Speidel’s excise taxes if the payment exceeds prescribed limits;
(iv)	in the event of Mr. Speidel’s death, his estate will be entitled to his base salary for a period of ninety days following the date of his death and a prorated portion of any incentive compensation earned for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Mr. Speidel’s “Disability” as such term is defined in the Agreement, Mr. Speidel shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Mr. Speidel of our confidential information and includes covenants by Mr. Speidel not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below outlines the potential payments to Mr. Speidel upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2009:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$363,599	$—	$4,534	$368,133

Change in Control — Involuntary Termination	363,599	145,593	9,068	518,260

Change in Control — Without Termination	—	145,593	—	145,593

Disability	120,400	—	—	120,400

Death	120,400	3,400	—	123,800

(1)	Represents the unamortized expense related to outstanding options and the unamortized expense related to RSUs at December 31, 2009. Assuming a hypothetical date of termination of December 31, 2009, the intrinsic value of stock awards available to Mr. Speidel is $612,672, which represents the value based on the closing price of the Company’s common stock on December 31, 2009 of $11.42 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards at December 31, 2009 for the named executive officers.

	Option Awards
		Number of
	Number of	Securities			Stock Awards
	Securities	Underlying			Number of	Market Value of
	Underlying	Unexercised			Shares or Units	Shares or Units
	Unexercised	Options (#)	Option Exercise	Option	of Stock That	of Stock That
	Options (#)	Unexercisable	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)

Richard A. Fennessy (4)	—	—	—	—	—	—

Anthony A. Ibargüen (5)	—	—	—	—	1,333	15,223
	—	—	—	—	7,839	89,521

Glynis A. Bryan	133,333	66,667	17.77	12/17/2012	—	—
	—	—	—	—	35,906	410,047
	—	—	—	—	64,632	738,097
	—	—	—	—	10,000	114,200

Stuart A. Fenton	20,000	—	18.53	5/6/2010	—	—
	—	—	—	—	10,266	117,238
	—	—	—	—	29,660	338,717
	—	—	—	—	53,389	609,702

Steven R. Andrews	—	—	—	—	3,333	38,063
	—	—	—	—	32,089	366,456
	—	—	—	—	17,827	203,584
	—	—	—	—	1,300	14,846

Stephen A. Speidel	23,750	—	18.65	5/6/2010	—	—
	—	—	—	—	3,733	42,631
	—	—	—	—	17,827	203,584
	—	—	—	—	32,089	366,456

Mark T. McGrath (4)	—	—	—	—	—	—

Gary M. Glandon (4)	—	—	—	—	—	—

(1)	Ms. Bryan’s unvested options vest on December 17, 2010.

(2)	Under various service-based equity incentive compensation programs, our named executive officers have received varying levels of grants of service-based RSUs and restricted stock awards that vest ratably over three years. The awards to Ms. Bryan were made under the 2007 Plan.

In addition, pursuant to the 2007 performance-based equity incentive compensation programs, grants of RSUs to our named executive officers were made in February 2007, and the number of actual RSUs ultimately awarded was determined by actual achievement of consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2007 against target consolidated non-GAAP diluted EPS. As of December 31, 2007, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2007, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 1998 Plan.

Pursuant to the 2008 performance-based equity-based incentive compensation program, grants of performance-based RSUs to our named executive officers were made in February 2008. The number of actual RSUs ultimately awarded was zero, determined by non-achievement of minimum targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2008.

Pursuant to the 2009 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2009. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 120% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2009. As of December 31, 2009, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2009, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Plan.

(3)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2009 ($11.42).

(4)	As discussed elsewhere, Messrs. Fennessy, McGrath and Glandon resigned in 2009.

(5)	Mr. Ibargüen, a member of our Board, was appointed interim President and Chief Executive Officer effective September 7, 2009 and served in that position through December 31, 2009. Amounts included in the table above represent amounts earned during 2009 for his service as a director. Such amounts are also reflected in the Director Compensation section of this proxy statement. He received no equity-based awards for his service as interim President and Chief Executive Officer.
OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to shares of Insight Enterprises, Inc. common stock acquired through exercises of stock options and vesting of restricted shares and units and the number of shares acquired and value realized on exercise or vesting by the named executive officers during 2009.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting (#)(1)	on Vesting ($)(1)

Richard A. Fennessy	33,600	132,794

Anthony A. Ibargüen	667	6,703

Glynis A. Bryan	5,000	35,700

Stuart A. Fenton	18,467	72,969

Steven R. Andrews	4,633	48,023

Stephen A. Speidel	7,466	29,752

Mark T. McGrath	25,200	99,596

Gary M. Glandon	12,600	49,798

(1)	During 2009, the stock awards that vested for the named executive officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the named executive officer’s minimum statutory United States tax obligation for the applicable income and other employment taxes and remitted the cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the named executive officers. The net number of shares acquired by Mr. Fennessy, Ms. Bryan, Mr. Andrews, Mr. Speidel, Mr. McGrath and Mr. Glandon on vesting were 22,171, 3,078, 3,060, 4,806, 16,373 and 7,756, respectively.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Effective January 1, 2008, the Company established the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, and was designed to comply with Section 409A of the Code. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation including salary, bonuses and any other cash compensation, up to 90% of base salary and up to 100% for other cash compensation. Participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. Employees are fully vested in their deferrals, but withdrawals at times other than deferral dates selected by participants are not permitted until retirement, termination of employment, disability or death, except in case of unforeseen emergencies. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Richard A. Fennessy	71,061	—	47,272	—	186,837

Stephen A. Speidel	34,385	—	20,893	—	72,512

Gary M. Glandon	8,767	—	5,201	24,623	—

(1)	The amounts reported in this column reflect, on a cash basis, named executive officer contributions during 2009 to our Deferred Compensation Plan, a non-qualified deferred compensation plan. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers are included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.

(2)	The Company does not currently make any contributions to the Deferred Compensation Plan.

(3)	The amounts are deemed investment returns in 2009 on employee contributions.

(4)	Pursuant to the terms of the Deferred Compensation Plan, a distribution was made to Mr. Glandon in October 2009 subsequent to his resignation from the Company. Mr. Fennessy’s distribution as a result of his resignation from the Company is expected to be made in April 2010.

(5)	The balances are the balances of the named executive officers’ accounts as of December 31, 2009. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers have been included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.

DIRECTOR COMPENSATION
Mr. Fennessy did not receive, and Mr. Lamneck will not receive, any separate compensation for his Board service or activities. Mr. Ibargüen did not receive separate compensation for his Board service or activities during the fourth quarter of 2009 while he was acting as our interim President and Chief Executive Officer. In 2009, each non-employee director received $20,000 per quarter for serving on the Board. An additional $2,500 per quarter was paid to the director serving as Chair of a committee. For 2010, each non-employee director will again receive $20,000 per quarter for serving on the Board and $2,500 per quarter for serving as Chair of a committee. For 2009, Mr. Crown, Chair of the Board, was paid a retainer of $110,000 in lieu of standard compensation for directors because of his time commitments to the Company as Chair of the Board. For 2010, the Compensation Committee has recommended to the Board for approval and the Board has approved a $110,000 retainer for Mr. Crown for service as Chair of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate in the medical and dental benefit programs offered to all teammates at the rates paid by teammates of the Company.
For 2009, existing non-employee directors will receive a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its annual meeting. For 2010, existing non-employee directors will continue to receive a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its annual meeting, in accordance with the Company’s past practices. Upon joining the Board, new non-employee directors will receive a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on the number of whole months the new non-employee director will serve before the next regularly scheduled annual meeting date. These awards will also vest ratably over three years, subject to continued Board service.
The table below sets forth information concerning compensation of the Company’s directors in 2009.

	Fees Earned or
	Paid in
	Cash	Stock Awards	Option Awards
Name	($)	($)(1)(3)	($)(2)(3)	Total ($)

Timothy A. Crown	110,000	70,000	—	180,000

Bennett Dorrance	80,000	70,000	—	150,000

Michael M. Fisher	90,000	70,000	—	160,000

Larry A. Gunning	80,000	70,000	—	150,000

Anthony A. Ibargüen	60,000	70,000	—	130,000

Robertson C. Jones	90,000	70,000	—	160,000

Kathleen S. Pushor	80,000	70,000	—	150,000

David J. Robino	90,000	70,000	—	160,000

Robert F. Woods	38,478	58,342	—	96,820

(1)	These amounts reflect the grant date fair value of the RSU and stock option awards granted to our directors. The grant date fair value reported represent the number of shares awarded multiplied by the closing price of the Company’s common stock on June 23, 2009 (the grant date) of $8.93. These amounts include awards pursuant to the 2007 Plan. An estimate of forfeitures is not included in these amounts, nor were any actual forfeitures included in these amounts. On June 23, 2009, each non-employee director was granted RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its annual meeting. Upon joining the Board in July 2009, Mr. Woods received a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on the number of whole months he will serve before the next regularly scheduled annual meeting date on May 19, 2010. (2) There were no option awards made to non-employee directors during 2009.

(3)	As of December 31, 2009, the aggregate number of unvested stock awards and unexercised option awards outstanding for each non-employee director was as follows:

	Unvested	Unexercised
Name	Stock Awards	Option Awards

Timothy A. Crown	11,005	—

Bennett Dorrance	11,005	2,500

Michael M. Fisher	11,005	10,093

Larry A. Gunning	11,005	2,500

Anthony A. Ibargüen	9,172	—

Robertson C. Jones	11,005	2,500

Kathleen S. Pushor	11,005	5,000

David J. Robino	11,671	—

Robert F. Woods	5,407	—
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2009.

RELATED PARTY TRANSACTIONS
Related Party Transaction Approval Policy
Our written policy provides that any transaction with respect to a director or executive officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act must be reviewed and approved by the Audit Committee. Any such related party transactions will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company. We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from and sale of products and services to companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.
Transactions with Related Persons
No director, executive officer or any beneficial owner of more than 5% of our outstanding capital stock had any direct or indirect material interest, in any transaction with us required to be disclosed during 2009 or since the commencement of the current fiscal year.
Mr. Woods, a director, became the Senior Vice President — Finance and Chief Financial Officer of SunGard Data Systems, Inc. on January 1, 2010. During 2009, SunGard’s purchases from us were approximately $2.3 million. These transactions were not subject to our related party transactions policy in 2009 because they were entered into before Mr. Woods became an officer of SunGard.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics may be viewed online on our website at www.insight.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above, unless otherwise required by Nasdaq Rules to disclose any such waiver on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2010 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock Beneficially
	Owned(1)
Name	Number of Shares		Percent

FMR LLC	5,029,210	(2)	10.96%

AXA Financial, Inc. and affiliated entities	3,752,951	(3)	8.20%

BlackRock, Inc.	3,510,540	(4)	7.65%

Dimensional Fund Advisors LP	3,095,847	(5)	6.75%

Paradigm Capital Management, Inc.	3,043,516	(6)	6.63%

LSV Asset Management	2,462,100	(7)	5.37%

Timothy A. Crown	286,000		*

Stephen A. Speidel	202,664	(8)	*

Glynis A. Bryan	169,771	(9)	*

Robertson C. Jones	28,334	(10)	*

Stuart A. Fenton	25,000	(11)	*

Steven R. Andrews	16,853		*

Mark T. McGrath	16,773		*

Michael M. Fisher	16,427	(12)	*

Kathleen S. Pushor	13,534	(13)	*

Bennett Dorrance	10,834	(14)	*

Larry A. Gunning	6,334	(15)	*

Gary M. Glandon	6,000		*

Anthony A. Ibargüen	4,667		*

David J. Robino	4,168		*

Richard A. Fennessy	—		*

Kenneth T. Lamneck	—		*

All directors and executive officers as a group (17 persons)	823,074	(16)	1.77%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on February 16, 2010 with the SEC by FMR LLC. As of December 31, 2009, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 929,665 shares and sole dispositive power with respect to 5,029,210 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Share data based on information in an amendment to a Schedule 13G filed on February 12, 2010 with the SEC by AXA Financial, Inc., AXA, the Mutuelles AXA and their subsidiaries. As of December 31, 2009, the Schedule 13G indicates that AXA Rosenberg Investment Management LLC and AllianceBernstein had sole voting power as to 773,657 shares and 2,157,478 shares, respectively, and sole dispositive power as to 1,289,878 shares and 2,463,073 shares, respectively. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104, the address for AXA is 25, avenue Matignon, 75008 Paris, France and the address for the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France.

(4)	Share data based on information in a Schedule 13G filed on January 29, 2010 with the SEC by BlackRock, Inc. As of December 31, 2009, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 3,510,540 shares and sole dispositive power with respect to 3,510,540 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Share data based on information in an amendment to a Schedule 13G filed on February 8, 2010 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2009, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 3,032,637 shares and sole dispositive power with respect to 3,095,847 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One. 6300 Bee Cave Road, Austin, TX 78746.

(6)	Share data based on information in a Schedule 13G filed on February 12, 2010 with the SEC by Paradigm Capital Management, Inc. As of December 31, 2009, the Schedule 13G indicates that Paradigm Capital Management, Inc. had sole voting power with respect to 3,043,516 shares and sole dispositive power with respect to 3,043,516 shares. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, NY 12207.

(7)	Share data based on information in a Schedule 13G filed on February 11, 2010 with the SEC by LSV Asset Management. As of December 31, 2009, the Schedule 13G indicates that LSV Asset Management had sole voting power with respect to 2,462,100 shares and sole dispositive power with respect to 2,462,100 shares. The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(8)	Includes 177,084 shares subject to options exercisable within 60 days of February 28, 2010.

(9)	Includes 133,334 shares subject to options exercisable within 60 days of February 28, 2010.

(10)	Includes 2,500 shares subject to options exercisable within 60 days of February 28, 2010.

(11)	Includes 20,000 shares subject to options exercisable within 60 days of February 28, 2010.

(12)	Includes 10,093 shares subject to options exercisable within 60 days of February 28, 2010.

(13)	Includes 5,000 shares subject to options exercisable within 60 days of February 28, 2010.

(14)	Includes 2,500 shares subject to options exercisable within 60 days of February 28, 2010.

(15)	Includes 2,500 shares subject to options exercisable within 60 days of February 28, 2010.

(16)	Includes 353,011 shares subject to options exercisable that will vest within 60 days of February 28, 2010.

AUDIT COMMITTEE REPORT
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Insight’s financial reporting, internal control and audit functions. Insight’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Insight’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Among other matters, the Audit Committee monitors the activities and performance of Insight’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG’s work with regard to the adequacy and appropriateness of Insight’s financial, accounting and internal controls, including obtaining progress reports throughout the year on Insight’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the Vice President of Internal Audit and KPMG without the presence of members of management during 2009. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on Insight or were the subject of discussions between management and KPMG. In this context, the Audit Committee met 23 times during 2009. As needed during such meetings, the Audit Committee held executive sessions with the Chief Financial Officer, the Vice President of Internal Audit and KPMG.
Management has reviewed and discussed Insight’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting estimates and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of Insight have been prepared in conformity with United States generally accepted accounting principles.
The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Audit Committee has discussed with KPMG its independence.
Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

AUDIT COMMITTEE:

Michael M. Fisher, Chair	Kathleen S. Pushor
Larry A. Gunning	Robert F. Woods
Robertson C. Jones
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG served as our independent registered public accounting firm for the year ended December 31, 2009 and has served in that capacity since being appointed in 1988. The Audit Committee has reappointed KPMG as our independent auditor for the year ending December 31, 2010. Pursuant to its charter, the Audit Committee has sole authority to retain (subject to ratification by stockholders) and terminate the Company’s independent registered public accounting firm.
Fees and Independence
Audit Fees. KPMG billed us an aggregate of $1,973,000 and $4,109,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2009 and 2008, respectively.
Audit-Related Fees. Audit-related fees billed by KPMG for the year ended December 31, 2009 and 2008 were $168,000 and $104,000, respectively, and primarily included audits in accordance with Statement on Auditing Standards No. 70.
Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2009 and 2008 of $106,000 and $104,000, respectively, include fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.
All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2009 and 2008.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2009 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is obtained by management. The terms of the engagement are summarized by management and submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for all engagements under $100,000. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee for ratification at its next regular quarterly meeting. Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2009 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2010, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2010
STOCKHOLDER PROPOSALS
If any stockholder would like to make a proposal at our 2011 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it no later than December 17, 2010 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.

If any stockholder intends to present a proposal at the 2011 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 18, 2011 and no later than March 20, 2011. Any notice received prior to February 18, 2011 or after March 20, 2011, is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.
OTHER MATTERS
We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.
FORWARD LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding performance targets and amounts that may be earned under our executive compensation arrangements and the achievement of the performance targets relating thereto. Insight undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K, and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010
The proxy materials for the Company’s annual meeting of stockholders, including the 2009 annual report and this proxy statement, are available over the Internet by accessing the Company’s website at www.insight.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Shareowner ServicesSMP.O. Box 64945 St. Paul, MN 55164-0945 COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET — www.eproxy.com/nsit Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 18, 2010. PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 18, 2010.MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of three 01 Bennett Dorrance n Vote FOR n Vote WITHHELD Class I Directors: 02 Michael M. Fisher all nominees from all nominees 03 Robert F. Woods (except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To ratify the appointment of KPMG LLP as our independent registered public n For n Against n Abstain accounting firm for the year ending December 31, 2010.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
Address Change? Mark box  _____  n Planning to attend the Date  _____  Indicate changes below: Annual Meeting? Mark Box  _____  n Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

INSIGHT ENTERPRISES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 19, 2010 11:00 a.m. M.S.T. Insight Client Support Center 910 West Carver Road Tempe, Arizona 85284 Insight Enterprises, Inc. 910 West Carver Road Tempe, Arizona 85284 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2010. The shares of stock you hold in your account will be voted as you specify. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing this proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK AND STEVEN R. ANDREWS and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.